Barkley L.

HENDRICKS



41.7%

Similar Sales Appreciation Rate[1]

60.3%

Annual Record Price Growth Rate[2]

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Why Do We Like This Painting?

1

Paintings similar to this offering have seen a **41.7% Annual Appreciation Rate**.[1]



$8M
$6M
$4M
$2M
2009
2011
2013
2015
2017
2020
2022
2023

2. Hendricks' market boasts a **60.3% Annual Record Price Growth Rate** based on data from selected sales occurring from May 2008 to December 2022.[2]


499
60.3% Annual Record
Price Growth Rate

3

Hendrick's market has seen **significant demand**. His top auction record was reset in May of 2023 when *Stanley* (1971) sold for $6.1M at Christie's New York.


A CENTURY OF ART
USD 5,000,000
EUR 4,609,500
GBP 4,026,000
CHF 4,476,500
JPY 683,977,500
HKD 38,989,500
CNY 34,641,500
CHRISTIE'S
A CENTURY OF ART
CHRISTIE'S
BARKLEY L. HENDRICKS
Stanley

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Initial Offering Price is $2,220,000

More information on the Offering Circular can be found at sec.gov

1. The chart in the email captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Barkley L. Hendricks with the following criteria: At least three-quarters length portrait of a single figure standing, excluding diptychs and figures who to the best of our ability we can determine are not Black. This set includes the artist's auction record painting Stanley (1971), which is an extraordinary example. If excluded, the set achieves a 44.2% CAGR from 9 sales occurring from October 8, 2009, to November 14, 2018. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 41.7% CAGR implied from selected sales occurring from October 8, 2009, to May 17, 2023.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Barkley L. Hendricks have a record price compound annual growth rate ("CAGR") of 60.3% from May 5, 2008 to December 31, 2022. This calculation is based on (i) a record price of $3,250 on May 5, 2008, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $3,300,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

Masterworks may, from time to time, engage in "testing the waters" under Regulation A of the Securities Act of 1933, as amended, for the offerings currently filed with (but not yet qualified by) the SEC. This process allows companies to determine whether there may be interest in an eventual offering of their securities. Masterworks is not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people, who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the SEC and the SEC has "qualified" the offering statement. The information in the offering statement will be more complete than any information provided on our website, and could differ in important ways. You must consider fully the information provided in the offering statement filed with (and qualified by) the SEC prior to making any investment decision. No money or other consideration is being solicited at this time for any pre-qualified offering, and if sent in response, will not be accepted.